TERM LOAN AGREEMENT

This Agreement dated as of the 1st day of December, 2012 by and between Community Bank, N.A., a national banking association, having offices located at 240 South Hamilton Street, Painted Post, New York 14870 ("Bank"), and Corning Natural Gas Corporation, a business corporation organized and existing under the laws of the State of New York having its principal office and place of business at 330 West William Street, Corning, New York 14830 ("Borrower" or the "company").

WITNESSETH:

WHEREAS, the parties hereto desire to arrange for a term loan an amount not exceeding $2,450,000 from Bank to Borrower subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, it is agreed as follows:

1. Definitions. The following terms shall have the following meanings in this Agreement:

(a) Accounting Terms. All accounting terms not specifically defined in the Agreement shall be construed in accordance with generally accepted accounting principles ("GAAP").

(b) Distribution shall mean (i) distribution of profits of the Borrower and (ii) the acquisition, redemption or retirement of all or any portion of the share interest of any shareholder by the Borrower or the remaining shareholders of the Borrower.

(c) Loan Documents. The Commitment Letter from the Bank to the Borrower dated June 29, 2012, Line of Credit Agreement dated July 27, 2012 and LOC Note and Security Agreement referred to therein, this Agreement, Term Promissory Note of even delivery herewith in the amount of $2,450,000.00 or such lesser amount as may have been advanced under the said LOC Note, any and all other Security Agreements between the Bank and the Borrower, any Guaranty, corporate resolutions and consents, and other documents delivered at or in connection with the closing of the Term Loan by

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Borrower and Guarantor, and any and all modifications, renewals, extensions, or novations of any Loan Document.

2. Amount and Terms of Credit. Subject to all of the terms and conditions of this Agreement, Bank agrees to lend to Borrower, and Borrower agrees to borrow from Bank, the principal sum of $2,450,000.00 or such lesser amount as may be set forth on the Term Note hereafter referenced (the "Term Loan"). The Term Loan shall be evidenced by Borrower's promissory note (the "Term Note") substantially in the form set forth in Exhibit "A" hereto annexed, and shall bear interest and be repayable in accordance with the terms and conditions set forth therein.

3. Use of Loan. Borrowers shall use the proceeds of the Term Loan to refinance the Line of Credit (loan number ) of the Borrower owing to the Bank in the amount of approximately $ .

4. Conditions of Lending. Bank shall have no obligation to make the Term Loan pursuant to this Agreement except upon fulfillment of each of the following conditions:

(a) All instruments, certificates and agreements to be furnished to Bank hereunder shall be of such form and content as Bank shall require, and Borrower and Guarantor shall furnish such consents, authorizations and other instruments and agreements as Bank shall deem necessary to effectuate the intent of this Agreement.

(b) No event of default specified in Section 9 hereof and no event which with notice or lapse of time or both would become such an event of default shall have occurred and be continuing; and the representations and warranties of Borrower in Section 6 hereof shall be true on and as of the date of the making of the Term Loan with the same force and effect as if made on and as of such date.

(c) Borrower shall have taken appropriate corporate action to duly authorize the execution and delivery of this Agreement and the taking of all action called for by this Agreement, and Borrower shall have furnished to Bank certified copies of all such corporate action, an opinion of counsel as to the due authorization by the Borrower of the execution and delivery of this Agreement and the lack of any legal, regulatory or other restraint upon the Borrower from validly entering into this Agreement, and such other company documents as Bank may reasonably request.

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(d) Borrower shall have executed and delivered to Bank the Term Note.

(e) As collateral security for the payment and performance of all of Borrower's obligations under this Agreement, the Term Note and any other obligations of Borrower to Bank now existing or hereafter arising, Borrower shall have executed and delivered to Bank a Security Agreement of even delivery with the LOC Note.

(f) Bank shall have received evidence satisfactory to it that the insurance required by the Commitment Letter is in effect with endorsements designating Bank as loss payee and a notice of cancellation provision satisfactory to Bank.

6. Representations and Warranties. Borrower hereby makes the following representations and warranties to Bank:

(a) Borrower is duly incorporated, validly existing and in good standing under the laws of the State of New York.

(b) Borrower has the requisite power and authority to transact the business in which it is engaged and is duly licensed or qualified and in good standing in each jurisdiction in which it is required to be so licensed or qualified.

(c) Borrower has full power and authority to enter into this Agreement, to respectively borrow hereunder and guarantee said borrowing, to execute and deliver the Term Note and any Security Agreement associated herewith and to take all action required of each under this Agreement, all of which has been duly authorized by all proper and necessary corporate action.

(d) The Loan Documents, when executed and delivered by Borrower, will constitute legal, valid and binding obligations of each enforceable in accordance with their respective terms.

(e) No consent, approval or authorization of, or registration, declaration or filing with, any governmental body or authority or other person or entity is required in connection with the valid execution, delivery or

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performance of any Loan Document or in connection with any other transactions contemplated hereby, except insofar as such consents or approvals have already been obtained as of the date of this Agreement.

(f) Borrower has good and insurable title to all of its assets, subject to no charge, mortgage, pledge, assignment, security interest or other encumbrances, except for (i) security interests to be discharged upon closing of the Term Loan; (ii) other security interests in favor of the Bank; (iii) other interests disclosed upon any Schedule B hereto annexed; (iv) other interests disclosed by the Borrower to the Bank in the Borrower's financial data heretofore provided and not objected-to by the Bank.

(g) There are no actions, suits, or proceedings pending or threatened against Borrower or any Guarantor hereunder, that would constitute material litigation pursuant to Paragraph 7(E) hereunder and that have not been disclosed to the Bank prior to the execution of this Agreement.

(h) The Borrower is not in default under any indenture, mortgage, deed of trust, agreement, or other instrument to which it is a party or by which the property of the Borrower may be bound. The execution and delivery of the Loan Documents and the consummation of the transactions herein and therein contemplated, and compliance with the provisions hereof or thereof will not violate any law or regulation, or any order or decree of any court or governmental instrumentality, and will not conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower is a party, or by which the property of Borrower is bound, or, will not violate any provision of any agreement among the shareholders of the Borrower.

(i) Borrower has duly complied with, and its business, operations, assets, equipment, property, leaseholds, and other facilities are in compliance with, the provisions of all applicable federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder.

7. Affirmative Covenants. During the term of this Agreement and so long as the Term Note or any other indebtedness created pursuant to this Agreement shall remain unpaid:

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So long as this agreement remains in effect or there exists any indebtedness owing to the Bank by the Borrower hereunder, it is agreed that the Borrower shall:

A. Keep proper books of account in a manner satisfactory to Bank. The Bank acknowledges that the accounting system, procedures, and forms in use as of the date hereof are satisfactory;

B. Permit, at Borrower's expense, inspections and audits by Bank or by its agents of all books, records and papers in the custody or control of the Borrower or of others relating to the financial business condition of the Borrower, including the making of copies thereof and abstracts therefrom, and inspection and appraisal of any of their assets, with reasonable notice and during regular business hours;

C. Deliver to the Bank the following:

(i) annual financial statement of the Borrower audited by an independent Certified Public Accountant in accordance with standards established by the American Institute of Certified Public Accountants within 120 days after the end of its fiscal year;

(ii) copy of Borrower's quarterly 10-Q financial statement as-filed with the Securities Exchange Commission, within 60 days after the close of each calendar quarter; and

(iii) a monthly financial statement prepared by the Borrower, within 45 days following the close of each month.

D. Promptly pay all taxes, assessments and other governmental charges due from the Borrower, provided, however, that nothing herein contained shall be interpreted to require the payment of any such tax so long as its validity is being contested in good faith.

E. Promptly inform the Bank of the commencement of any material action, suit, proceeding or investigation against the Borrower, or the making of any counterclaim against it in any action, suit or proceeding, and of all liens against any property of either. An action, suit, proceeding, investigation, or lien shall be deemed material when in the aggregate the face amount of all such pending claims, reduced by the amounts (excluding deductibles and retained limit self-insurances) of indemnity insurance coverages acknowledged by the insurers as applicable thereto, exceeds $100,000.00.

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F. Borrower is to maintain a Tangible Net Worth of $13,000,000 as determined by reference to the audited financial statements of the Borrower commencing with those for the fiscal year ending September 30, 2012. Tangible Net Worth is defined as the total value of all assets, excluding goodwill and intangible assets, less total liabilities.

G. Borrower is to maintain a Debt to Tangible Net Worth ratio of less than 2.5 : 1 as determined by reference to the audited financial statements of the Borrower commencing with those for the fiscal year ending September 30, 2012.

H. Borrower is to maintain a debt service coverage ratio of 1.10 to 1 as determined by reference to the audited financial statements of the Borrower commencing with those for the fiscal year ending September 30, 2012. Debt service coverage ratio is defined as:

(net income excluding other comprehensive income or loss + depreciation + amortization

+ interest - cash dividends and distributions)

divided by

(current maturity loan term debt from the prior period financial statement + interest)

I. Borrower shall permit such inspections and furnish such information additional to that required hereinabove, as the Bank may from time to time reasonably request.

8. Negative Covenants. During the term of this Agreement and so long as the Term Note or any other indebtedness of the Borrower created pursuant to this Agreement shall remain unpaid, the Borrower shall not:

A. without the prior written consent of the Bank having first been obtained, create, incur, or assume any security interest, mortgage, pledge, lien or other encumbrance upon any of your accounts receivable and inventory, whether now owned or hereafter acquired, except in the Bank's favor and except liens of taxes not in default or being contested in good faith; provided, however, that if any proceeding before the United States Tax Court, Borrower is adjudged liable for unpaid taxes and wish to appeal from such adjudication, it shall promptly take appropriate steps to stay assessment of any lien of such taxes;

B. sell, convey, lease or transfer any of its assets other than in the ordinary course of business, or merge or consolidate with or into any other company or corporation;

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C. cause or suffer any event of default under any other agreement or credit facility between the Borrower and the Bank.

9. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) Nonpayment, within ten (10) days after its due date, of any installment of principal of, or interest on, the Term Note, or nonperformance upon any other obligation of Borrower under the Loan Documents which remains uncured after the expiration of any grace period thereto relating; or

(b) Any Event of Default as defined in any Security Agreement or any other Loan Document; or

(c) If the subject matter of any certificate, statement, representation, warranty or audit heretofore or hereafter furnished by or on behalf of Borrower or any Guarantor pursuant to, in inducement of, or in connection with this Agreement (including, without limitation, the representations and warranties contained herein) shall prove to be untrue or misleading in any material respect or to have omitted any substantial contingent or unliquidated liability or claim against Borrower or any Guarantor; or

(d) The occurrence of any default or event of default that, under any other loan agreement, note, indenture, mortgage, security agreement or other agreement evidencing or securing other indebtedness of Borrower to Bank, creates in Bank a right to require immediate payment in full of such indebtedness; or

(e) Default by Borrower in the performance of the terms or conditions of any other agreement, whether now existing or hereafter arising relating to the indebtedness, with Bank, which default remains uncured after notice thereof has been furnished by the Bank to the Borrower and more than fifteen (15) have elapsed following such notice; or

(f) Any Security Agreement shall at any time after execution and delivery and for any reason cease (i) to create or sustain a valid and perfected first priority security interest in and to the property purported to be

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subject to such Security Agreement (except with respect to permitted third-party encumbrances), or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower or any party claiming under or through such person or entity; or herein.

(g) The breach by Borrower of any affirmative or negative covenant set forth

10. Rights of Bank on Default. Upon the occurrence of any of the Events of Default enumerated in Section 9 hereof, all obligations of Bank under this Agreement may be immediately terminated, and all indebtedness evidenced by the Term Note and any other indebtedness of Borrower to Bank not otherwise then due and payable or payable on demand shall immediately become due and payable, at the option of Bank.

Further, upon the occurrence of an Event of Default, Borrower agrees to furnish promptly to Bank such security as Bank may reasonably request and to execute such agreements or documents deemed reasonably necessary by Bank to accomplish same. Borrower agrees that the foregoing rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which Bank may or would otherwise have at law or in equity, or by an instrument evidencing terms of deposit of any fund, or by an assignment or transfer of collateral or by any other instrument signed or assented to by Borrower.

11. Expenses. Borrower shall reimburse Bank promptly for all costs and expenses, including reasonable attorneys' fees, incurred by Bank in connection with this Agreement and any indebtedness created hereunder; and for costs and expenses, including reasonable attorneys' fees, of Bank incident to the enforcement of any provision of the Loan Documents.

12. Miscellaneous.

(a) The Loan Documents together represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof; supersede all prior negotiations between the parties with respect to the subject matter hereof; cannot be amended, supplemented, modified or terminated orally (or by any course of conduct or usage of trade) and may be amended only by an agreement in writing duly executed by authorized officers of the parties hereto. Notwithstanding the foregoing, the Commitment Letter dated June 29, 2012 between the Borrower and the Bank remains in force and effect and to the extent of any express conflict between the Commitment Letter and the provisions of any Loan Document, the Commitment Letter controls. Furthermore, notwithstanding any provision to the contrary set forth in any

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Security Agreement herewith associated, the security interests perfected by the UCC filings reference on Schedule B hereto annexed shall not constitute or cause a default or breach with respect to any warranties of title concerning collateral hereunder.

(b) No course of dealing and no failure on the part of Bank to exercise and no delay by Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies herein expressed are cumulative and not exclusive of any other right or remedy which Bank may have.

(c) Any notice or demand to be given under any Loan Document shall be duly given and mailed by registered or certified mail to each of the parties below and shall be effective on the date of Mailing:

To Bank At: Community Bank, N.A.

240 South Hamilton Street

Painted Post, NY 14870

To Borrower at: Corning Natural Gas Corp.

330 West William Street

Corning, New York 14830

(d) This Agreement and the acts and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York. In the event of any inconsistency between the terms and conditions of this Agreement and terms and conditions of any agreement or document executed and delivered in connection herewith (other than the Commitment Letter), the terms and conditions of the Term Note and Security Agreement shall control in the first instance and the terms and conditions of this agreement shall control in the second instance to the extent not inconsistent with the terms and conditions of the Term Note and Security Agreement.

(e) This Agreement and all documents executed pursuant hereto are binding upon and for the benefit of the respective successors and assignees of the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

COMMUNITY BANK, N.A.

By: /S/ J. David Clark

J. David Clark, Vice President

July 27, 2012

CORNING NATURAL GAS CORPORATION

By: _/S/ Michael I. German

Michael I. German, President

July 27, 2012

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EXHIBIT A Term Note

COMMERCIAL PROMISSORY NOTE

Community Bank N.A.

240 South Hamilton Street

Painted Post, New York 14870

(607) 936-2223

LOAN NUMBER	AGREEMENT DATE	Principal Amount	Loan Term	Maturity Date
C-12-07-136429	October 30, 2012	2,450,000.00	60 Months	December 1, 2017
Term Out LOC used to fund 2012 Capital Expenditures

BORROWER INFORMATION

Corning Natural Gas Corporation

330 William Street

Coming, NY 14830

NOTE. This Commercial Promissory Note will be referred to in this document as the "Note."

LENDER. "Lender" means Community Bank N.A. whose address is 240 South Hamilton Street, Painted Post, New York 14870, its successors and assigns.

BORROWER. "Borrower" means each person or legal entity who signs this Note.

PROMISE TO PAY. For value received, receipt of which is hereby acknowledged, on or before the Maturity Date, the Borrower promises to pay the principal amount of Two Million Four Hundred Fifty Thousand and 00/100 Dollars ($2,450,000.00) and all interest and any other charges, including service charges, to the order of Lender at its office at the address noted above or at such other place as Lender may designate in writing. The Borrower will make all payments in lawful money of the United States of America.

PAYMENT SCHEDULE. This loan will be paid according to the following schedule: 59 consecutive payments of principal and interest beginning on January 1, 2013 and continuing on the same day of each month thereafter. The payment will be in the amount of $24,577.82. One final balloon payment shall be due on the Maturity Date in an amount equal to the then unpaid principal and accrued and unpaid interest. All payments received by the Lender from the Borrower for application to the Loan may be applied to the Borrower's obligations under the Loan in such order as determined by the Lender.

INTEREST RATE AND SCHEDULED PAYMENT CHANGES. The initial variable interest rate on this Note will be 3.750% per annum. This interest rate may change on December 1, 2012, and every day thereafter. Each date on which the interest rate may change is called the "Change Date." Begim1ing with the first Change Date, Lender will calculate the new interest rate based on One Month Libor Rate in effect on the Change Date (the "Index") plus 3.000 percentage points (the "Margin"). If the Index is not available at that time, Lender will choose a new Index, which is based on comparable information. The Index is used solely to establish a base from which the actual rate of interest payable under this Note will be calculated, and is not a reference to any actual rate of interest charged by any lender to any particular borrower. The interest rate will never be less than 3.750%.

Nothing contained herein shall be construed as to require the Borrower to pay interest at a greater rate than the minimum allowed by law. If, however, from any circumstances, Borrower pays interest at a greater rate than the maximum allowed by law, the obligation to be fulfilled will be reduced to an amount computed at the highest rate of interest permissible under applicable law and if, for any reason whatsoever, Lender ever receives interest in an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to an1otmts owed, in Lender's sole discretion, or as otherwise allowed by applicable law. A change in the interest rates may result in a change in your Payment amount. Interest on this Note is calculated on a 365/360-day basis. The unpaid balance of this loan shall, after an Event of Default exists under this Note or any other agreement related to the loan, be subject to a Default Rate of interest equal to 4.000 percentage points over the applicable variable interest rate in effect from time to time, calculated as described above in the section "Interest Rate," and after Maturity whether by acceleration or otherwise, shall be subject to a post-maturity rate of interest equal to 4.000 percentage points over the applicable variable interest rate.

LATE PAYMENT CHARGE. If any required payment is more than 10 days late, then at Lender's option, Lender will assess a late payment charge of $25.00 or 5% of the amount past due, whichever is greater.

PREPAYMENT PENALTY. This Note may be prepaid, in full or in part, at any time, without penalty.

SECURITY TO NOTE. Security (the "Collateral") for this Note is granted pursuant to the following security document(s):

* Security Agreement - dated July 18, 2012.

* Security Agreement- Rabbi Trust Account, Community Bank, N.A. # 89151111305 dated July 18, 2012.

RIGHT OF SET-OFF. To the extent permitted by law, Borrower agrees that Lender has the right to set-off any amount due and payable under this Note, 11ether matured or unmatured, against any amount owing by Borrower to Lender including any or all of Borrower's accounts with Lender. This shall include all accounts Borrower holds jointly wiU1 someone else ru1d all accounts Borrower may open in the future. Such right of set-off may be exercised by Lender against Borrower or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against Borrower or such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstru1ding the fact that such right of set-off has not been exercised by Lender

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prior to the making, filing or issuance or service upon Lender of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant.

RELATED DOCUMENTS. The words "Related Documents" mean all promissory notes, security agreements, mortgages, deeds of trust, business loan agreements, construction loan agreements, resolutions, guaranties, environmental agreements, subordination agreements, assignments and any other documents or agreements executed in connection with this Note whether now or hereafter existil1g. The Related Documents are hereby made a part of this Note by reference thereto, with the same force and effect as if fully set forth herein.

DEFAULT. Upon the occurrence of any one of the following events (each, an "Event of Default" or "default" or "event of default"), Lender's obligations, if any, to make any advances will, at Lender's option, immediately terminate and Lender, at its option, may declare all indebtedness of Borrower to Lender under this Note immediately due and payable without further notice of any kind notwithstanding anything to the contrary in this Note or any other agreement: (a) Borrower's failure to make any payment on tune or in the amount due; (b) any default by Borrower under the terms of this Note or any other Related Documents executed in connection with this Note; (c) any default by Borrower under the terms of m1y Related Documents in favor of Lender; (d) the death, dissolution, or termination of existence of Borrower or any guarantor; (e) Borrower is not paying Borrower's debts as such debts become due; (f) the conm1encement of any proceedil1g under bankruptcy or insolvency laws by or against Borrower or any guarantor or the appointment of a receiver; (g) any default under the terms of any other indebtedness of Borrower to any other creditor; (h) any writ of attachment, garnishment, execution, tax lien or similar instrument is issued against any collateral securing the loan, if any, or any of Borrower's property or any judgment is entered against Borrower or any guarantor; (i) any part of Borrower's busil1ess is sold to or merged with any other business, individual, or entity; (j) any representation or warranty made by Borrower to Lender in any of the Related Documents or any financial statement delivered to Lender proves to have been false in any material respect as of the time when made or given; (k) if any guarantor, or any other party to any Related Documents il1 favor of Lender entered into or delivered in connection with thus Note terminates, attempts to terminate or defaults under any such Related Documents; (i) Lender has deemed itself insecure or there has been a material adverse change of condition of the financial prospects of Borrower or any collateral securing the obligations owing to Lender by Borrower. Upon the occurrence of an event of default, Lender may pursue any remedy available under any Related Document, at law or in equity.

GENERAL WAIVERS. To the extent permitted by law, the Borrower severally waives any required notice of presentment, demand, acceleration, intent to accelerate, protest and any other notice and defense due to extensions of time or otl1er indulgence by Lender or to any substitution or release of collateral. No failure or delay on the pmt of Lender, and no course of dealing between Borrower and Lender, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

JOINT AND SEVERAL LIABILITY. If permitted by law, each Borrower executing this Note is jointly and severally bound.

SEVERABILITY. If a court of competent jurisdiction determines any term or provision of this Note is invalid or prohibited by applicable law, that term or provision will be ineffective to the extent required. Any term or provision that has been determined to be invalid or prohibited will be severed from the rest of this Note without invalidating the remainder of either the affected provision or this Note.

SURVIVAL. The rights and privileges of the Lender hereunder shall inure to the benefits of its successors and assigns, and this Note shall be binding on all heirs, executors, administrators, assigns and successors of Borrower.

ASSIGNABILITY. Lender may assign, pledge or otherwise transfer this Note or any of its rights and powers under this Note without notice, witl1 all or any of the obligations owing to Lender by Borrower, and in such event the assignee shall have the same rights as if originally named herein in place of Lender. Borrower may not assign this Note or any benefit accruing to it hereunder without the express written consent of the Lender.

ORAL AGREEMENTS DISCLAIMER. This Note represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

GOVERNING LAW. This Note is governed by the laws of the state of New York except to the extent that federal law controls.

HEADING AND GENDER. The headings preceding text in this Note are for general convenience in identifying subject matter, but have no limiting impact on the text, which follows any particular heading. All words used in this Note shall be construed to be of such gender or number as the circumstances require.

ATTORNEYS' FEES AND OTHER COSTS. If legal proceedings are instituted to enforce the terms of this Note, Borrower agrees to pay all costs of the Lender ill connection therewith, including reasonable attorneys' fees, to the extent permitted by law.

WAIVER OF JURY TRIAL. All parties to this Note hereby knowingly and voluntarily waive, to the fullest extent permitted by law, any right to trial by jury of any dispute, whether in contract, tort, or otherwise, arising out of, in connection with, related to, or incidental to the relationship established between them in this Note or any other instrument, document or agreement executed or delivered in connection with this Note or the related transactions.

By signing this Note, Borrower acknowledges reading, understanding, and agreeing to all its provisions and receipt hereof.
Corning Natural Gas Corporation
/S/ Michael I. German
By: Michael I. German	Date: July 27, 2012
Its: President

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LENDER: Community Bank N.A.
/S/ By: J. David Clark
By: J. David Clark	Date: July 27, 2012
Its: Vice President

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EXHIBIT B Permitted Encumbrances
9.	Debtor Names:	CORNING NATURAL GAS CORPORATION	330 WEST WILLIAMS STREET, CORNING, NY 14830, USA
	Secured Party Names:	MANUFACTURERS AND TRADERS TRUST COMPANY	ONE M&T PLAZA, BUFFALO, NY 14240, USA

File no.	File Date	Lapse Date	Filing Type	Pages
200703270241313	03/27/2007	03/27/2012	Financing Statement	2	<View
201109306066149	09/30/2011	03/27/2017	Continuation	1	View

10.	Debtor Names:	CORNING NATURAL GAS CORPORATION	330 WEST WILLIAMS STREET, CORNING, NY 14830, USA

	Secured Party Names:	MANUFACTURERS AND TRADERS TRUST COMPANY	ONE M&T PLAZA, BUFFALO, NY 14203, USA
File no.	File Date	Lapse Date	Filing Type	Pages
200708085773163	08/08/2007	08/08/2012	Financing Statement	1	View
201202145182213	02/14/2012	08/08/2017	Continuation	1	View

11	Debtor Names:	CORNING NATURAL GAS CORPORATION	330 WEST WILLIAMS STREET, CORNING, NY 14830, USA

	Secured Party Names:	MANUFACTURERS AND TRADERS TRUST COMPANY - COLLATERAL AND DOCUMENTATION DEPT.	M&T CENTER, ONE FOUNTAIN PLAZA, 3RD FLOOR, BUFFALO, NY 14203, USA

File no.	File Date	Lapse Date	Filing Type	Pages
200805090335219	05/09/2008	01/01/9999	Financing Statement	3	View

12.	Debtor Names:	CORNING NATURAL GAS CORPORATION	330 WEST WILLIAM STREET, CORNING, NY 14830, USA
	Secured Party Names:	MANUFACTURERS AND TRADERS TRUST COMPANY - ATTN: COLLATERAL AND DOCUMENTATION DEPT.	M&T CENTER, ONE FOUNTAIN PLAZA, 3RD FLOOR, BUFFALO, NY 14203, USA

File no.	File Date	Lapse Date	Filing Type	Pages
200805090335221	05/09/2008	01/01/9999	Financing Statement	2	View

14.	Debtor Names:	CORNING NATURAL GAS CORPORATION	330 WEST WILLIAM STREET, CORNING, NY 14830, USA
	Secured Party Names:	MANUFACTURERS AND TRADERS TRUST COMPANY - ATTN: COLLATERAL AND DOCUMENTATION DEPT.	M&T CENTER, ONE FOUNTAIN PLAZA, 3RD FLOOR, BUFFALO, NY 14203, USA

File no.	File Date	Lapse Date	Filing Type	Pages
201011190631418	11/19/2010	01/01/9999	Financing Statement	3	View

15.	Debtor Names:	CORNING NATURAL GAS CORPORATION	300 WEST WILLIAM STREET, CORNING, NY 14830, USA
	Secured Party Names:	M&T BANK	ONE M&T PLAZA, BUFFALO, NY 14203, USA

File no.	File Date	Lapse Date	Filing Type	Pages
201204110205646	04/11/2012	04/11/2017	Financing Statement	1	View